EXHIBIT (n)(4)

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statement on Form N-2 of PennantPark Investment Corporation (the “Company”) of our report dated March 30, 2022 relating to the consolidated financial statements of PT Network Intermediate Holdings, LLC as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, which appear in the Company’s Annual Report on Form 10-K, filed on March 30, 2022.

We also consent to the reference to us under the caption “Independent Auditors” in the Prospectus.

/s/ Dixon Hughes Goodman LLP

Tampa, Florida

April 20, 2022